EX 99.2

Officer's Certification

Jackson Variable Series Trust

The undersigned, being the duly elected, qualified and acting Assistant Secretary of Jackson Variable Series Trust, a Massachusetts business trust hereby certifies that the information set forth below is a full, true, and correct copy of resolutions duly adopted by the Board of Trustees of the Jackson Variable Series Trust (the "Board") and that such resolutions have not been altered or repealed and remain in full force and effect as of the date hereof.

Adopted by the Board on the 25th day of May, 2017:

Approval of the Extension of Fidelity Bond Coverage

Jackson Variable Series Trust

Whereas, Jackson Variable Series Trust (the "Trust") is registered with the U.S. Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and has established separate series of shares ("Funds"), with each Fund having its own assets and investment policies.

Whereas, the Board of Trustees of the Trust (the "Board") previously considered, evaluated, and approved fidelity bond coverage under circumstances where the adviser pays the premium and, therefore, the Board need not consider: (i) the amount of the premium for such bond; (ii) the ratable allocation of the premium among all insured parties; and (iii) the extent to which the share of the premium allocated to each party, including the Trust, is less than the premium that party would have had to pay if it had provided and maintained a single insured bond.

Whereas, Jackson National Asset Management, LLC ("JNAM"), investment adviser to the Trust is recommending that the Board of Trustees of the Trust (the "Board") approve the extension of the fidelity bond coverage from October 15, 2017 to January 1, 2018, as discussed at this meeting, and further as agreed to by management and counsel.

Whereas, the Board has given due consideration to the requirements of Section 17(g) of the 1940 Act, and Rule 17g-1 promulgated thereunder by the U.S. Securities and Exchange Commission, pertaining to fidelity bond coverage.

Now Therefore, be it Resolved, that pursuant to the requirements of Section 17(g) of the 1940 Act, and Rule 17g-1 promulgated thereunder, and after having given due consideration to said requirements, including but not limited to the following: (i) the aggregate value of the assets held by the Funds to which each officer or employee of the Trust may, singly or jointly with others, have access, either directly or through authority to draw upon such Funds or direct generally the disposition of such assets; (ii) the type and terms of the arrangements made for the custody and safekeeping of the assets of the Trust; (iii) the nature of the securities in the investment portfolios of the Funds; (iv) the nature and method of conducting the operations of the Trust; and (v) the accounting procedures and contracts of the Trust, the Board, hereby determines that fidelity bond coverage in the aggregate amount of two million five hundred thousand dollars ($2,500,000), computed in accordance with the Schedule outlined under Rule 17g-1(d)(1), is reasonable and adequate coverage to protect the Trust against larceny or embezzlement by any one or more of such officers and/or employees; and

Further Resolved, that the Board, including a majority of the Trustees who are not interested persons of the Trust, approves the amount, type, form and extension of coverage of the insured bond (the "Bond") from October 15, 2017 to January 1, 2018, including the Inflationary Provision, naming as insured party the Trust, in the aggregate amount of two million five hundred thousand dollars ($2,5000,000); and

Further Resolved, that the Secretary of the Trust shall be the designated officer of the Trust under Rule 17g-1(h) of the 1940 Act, who shall make the filings and give notices required by paragraph (g) of the same rule; and

Further Resolved, that, in accordance with Rule 17g-1 under the 1940 Act, the officers of the Trust are hereby directed to make the filings and give notice as may be required by paragraph (g) of that Rule, and

Further Resolved, that, that the Board, including a majority of Independent Trustees hereby approves the extension of fidelity bond coverage, as discussed at this meeting; and

Further Resolved, that the appropriate officers of the Trust are hereby authorized, with the advice of counsel, to take all necessary, appropriate or desirable actions, consistent with the objective of the Board, to carry out the foregoing resolutions.

October 13, 2017
/s/ Adam C. Lueck
Adam C. Lueck, Assistant Secretary
Subscribed before me this 13th day of October, 2017	(NOTARY SEAL)
/s/ Nicole A. Abreu
Nicole A. Abreu, Notary Public,
My Commission Expires: 02/02/2020